GeneLink Reports 2011 Financial Results

2010 Re-audited and Restated

Orlando, Florida – May 10, 2012 – GeneLink, Inc. (OTCBB: GNLK.OB, “the Company,” or “GeneLink”), a leading consumer genomics biotech company, reports financial results for the fiscal year ended December 31, 2011.

Financial Results:

•	The Company reached an agreement in October 2011 to sell its direct selling subsidiary, GeneWize Life Sciences, Inc. to Capsalus Corp (OTCBB:WELL.OB, or “Capsalus”). Capsalus assumed management of GeneWize for the last quarter of the year and the sale closed in February of 2012. Accompanying the sale was a licensing and distribution agreement which provided $1,000,000 to GeneLink during the fiscal year.

•	Annual net sales decreased from $7,839,972 to $4,684,577 as GeneWize struggled during the year to maintain their brand partner enthusiasm in advance of the sale and while combating competitive pressures. In addition, anticipated revenues from the launch of other channels were delayed.

•	The operating loss in 2011 was $3,566,615. Most of the loss is attributable to the reduction in sales in GeneWize and implementation of plans to support GeneLink’s expansion into additional channels. In addition, we had extraordinary legal expenses related to regulatory compliance. Excluding the non-recurring legal fees and expenses of $665,000, and $379,670 in non-cash charges relating to the granting of stock, options and warrants, operating losses would be $2,521,945.

Dr. Bernard Kasten, GeneLink’s Chairman and CEO stated, “2011 was a year of transition for us, which included the sale of our direct selling subsidiary, GeneWize Life Sciences, to Capsalus Corp (OTCBB: WELL.OB). Though the pending transaction challenged GeneWize’s 2011 sales, newly infused enthusiasm through Capsalus bodes well for both Capsalus and GeneLink as GeneWize continues to feature GeneLink’s highly differentiated nutrition and skin care products as a focus of its sales efforts. With the added revenues anticipated from direct response and other targeted markets as well, we have high hopes for 2012.”

Re-audit Required

In addition to its 2011 results, the Company reported that a re-audit of its 2010 financial statements resulted in a restatement of the Company’s results for that year.

"While we are disappointed to have to restate our 2010 financial results, it's important to note that this restatement largely reflects a technical calculation regarding the beneficial conversion feature of our notes payable and had little impact on our previously reported 2010 revenues and operating loss and no net impact on 2010 cash flows," stated GeneLink’s Chief Financial Officer, John A. Webb.

A re-audit of 2010 was required when, on March 5, 2012, the Company was notified that the Public Company Audit Oversight Board ("PCAOB") announced that it had suspended for one year the registration of Buckno Lisicky & Company, P.C. ("Buckno"). Buckno, the Company's prior independent registered accountants, was suspended for failure to timely file 2010 and 2011 annual reports with the PCAOB – a matter unrelated to its work with GeneLink. As a result of that suspension, the SEC determined that GeneLink could no longer include the audit reports of Buckno in its filings with them. A re-audit by a new firm was required to address 2010 comparative figures included in the 2011 Form 10-K filing.

Additional information regarding the restatement will be included in a Form 8-K to be filed by the Company on or about May 11, 2012 with the U.S. Securities and Exchange Commission.

About GeneLink Biosciences, Inc.:

GeneLink Biosciences is a 17-year old leading biosciences company specializing in consumer genomics. GeneLink’s patented technologies include proprietary DNA test assessments linked to personalized health, beauty and wellness applications and products. Its DNA assessments provide information that enables the customization of nutritional and skincare products designed and manufactured to fulfill each individual consumer’s wellness needs. For more information visit www.genelinkbio.com

This release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in the press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. GeneLink disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

GeneLink Biosciences, Inc.	GeneLink Investor Relations:
Bernard L. Kasten, Jr., M.D., Chairman and CEO	Tel: 407-772-7164
Tel: 800-558-4363	Email: IR@genelinkbio.com